UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 30, 2015

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

3844 Kennett Pike, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

GridSense Inc. (“GridSense”), a subsidiary of Acorn Energy, Inc. (the “Company”), is a party to a Loan and Security Agreement between GridSense and Square 1 Bank (the “Bank”) dated as of November 2, 2012, as amended from time to time (the “Loan Agreement”) and a related Accounts Receivable Financing Agreement (the “Financing Agreement”). The obligations of GridSense to the Bank under the Loan Agreement and the Financing Agreement are guaranteed by the Company.

As previously disclosed in the Company’s Current Report on Form 8-K filed on April 13, 2015, the Company received notice stating that the Company had failed to maintain compliance with covenants thereby creating an event of default under the Loan Agreement and under the Financing Agreement and declaring all obligations of GridSense owing under the Loan Agreement and the Financing Agreement to be immediately due and payable. As of the date of the Notice, GridSense owed approximately $1,480,000 and $158,000 under the Loan Agreement and the Financing Agreement, respectively.

Effective as of April 30, 2015, GridSense and the Bank entered into an amendment to the Loan Agreement (the “Amendment”) pursuant to which (i) the Bank waived events of default under the Loan Agreement and a related accounts receivable financing agreement, (ii) GridSense paid $500,000 to the Bank in reduction of its obligations under the Loan Agreement, (iii) the Company deposited $250,000 on May 4, 2015 into a restricted account (the “Restricted Account”) at the Bank to secure the Company’s guaranty of GridSense’s obligations under the Loan Agreement and agreed to make additional deposits into the Restricted Account of $250,000 by May 14, 2015 and $250,000 by July 31, 2015, (iv) GridSense agreed to the repayment, commencing September 1, 2015, of an aggregate of $250,000 of advances under the Loan Agreement in equal monthly installments through May 1, 2016, and (v) the Company is required to have an unrestricted cash balance equal to no less than the amount of all obligations of GridSense to the Bank which are not secured by the Restricted Account.

Item 8.01 Other Events.

On May 6, 2015, the Company was informed that the Nasdaq Listing Qualifications Staff had approved the Company’s application to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market. The Company’s common stock will begin trading on The Nasdaq Capital Market at the opening of trading on May 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 6th day of May, 2015.

ACORN ENERGY, INC.

By:	/s/ Michael Barth
Name:	Michael Barth
Title:	Chief Financial Officer